Exhibit 99.1

B. Riley to Commence Tender Offer to Acquire Additional Shares of DoubleDown Interactive

Intends to offer to purchase an additional 2,000,000 ADS of DDI at the initial public offering price of $18.00

LOS ANGELES, September 13, 2021 — B. Riley Financial, Inc. (Nasdaq: RILY) today announced it intends to commence a cash tender offer, through its wholly owned subsidiary (together, “B. Riley”), to purchase additional shares of DoubleDown Interactive Co., Ltd. (Nasdaq: DDI) (“DDI”), a leading developer and publisher of digital social casino games.

B. Riley intends to commence a tender offer to purchase up to 2,000,000 American Depositary Shares (“ADS”), each representing 0.05 of a common share of DDI, at $18.00 per ADS. Terms of the tender offer are expected to be finalized shortly with the tender offer to formally commence by late September.

“We have been a significant purchaser of DDI in the open market since its initial public offering. As a well-run, highly profitable company with a predictable business model, DDI is a company in which we have strong conviction,” said Bryant Riley, Chairman and Co-Chief Executive Officer of B. Riley Financial. “Through this tender offer, we are providing transparency to shareholders of our intent to acquire additional shares at what we believe represents a highly compelling value at the proposed tender price of $18.00. We look forward to commencing the tender offer process and continuing our partnership with DDI and its shareholders.”

About B. Riley Financial

B. Riley Financial provides collaborative solutions tailored to fit the capital raising and business advisory needs of its clients and partners. B. Riley operates through several subsidiaries that offer a diverse range of complementary end-to-end capabilities spanning investment banking and institutional brokerage, private wealth and investment management, financial consulting, corporate restructuring, operations management, risk and compliance, due diligence, forensic accounting, litigation support, appraisal and valuation, auction and liquidation services. For more information, please visit www.brileyfin.com.

Forward-Looking Statements

Statements in this press release that are not descriptions of historical facts are “forward-looking statements” are based on management’s current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, the business, operating results, financial condition and stock price of B. Riley or DDI could be materially negatively affected. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date of this press release. Factors that could cause actual results to differ include (without limitation) the possibility that the tender offer will not be consummated at the expected time, on the expected terms, or at all; and the risks associated with the unpredictable and ongoing impact of the COVID-19 pandemic, the other risks described from time to time in B. Riley Financial, Inc.’s periodic filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the risks described in B. Riley Financial, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021 under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (as applicable), and the other risks described from time to time in DDI’s periodic filings with the SEC (as applicable). These factors should be considered carefully, and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and B. Riley undertakes any duty to update this information, except as required by law.

B. Riley Financial, Inc. |  www.brileyfin.com |  NASDAQ: RILY

No Offer or Solicitation

The tender offer referred to in this communication has not yet commenced. The description contained in this communication is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that B. Riley or its subsidiary will file with the Securities and Exchange Commission (the “SEC”). The solicitation and offer to buy American Depositary Shares (“ADS”) of DDI will only be made pursuant to an offer to purchase and related tender offer materials. At the time the tender offer is commenced, B. Riley will file a tender offer statement on Schedule TO. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) WILL CONTAIN IMPORTANT INFORMATION. Holders of DDI ADS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR ADS. The offer to purchase and related letter of transmittal will be made available free of charge at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting B. Riley. Copies of the documents filed with the SEC by B. Riley will be available free of charge on B. Riley’s investor relations website at ir.brileyfin.com or by contacting B. Riley’s investor relations at ir@brileyfin.com.

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Contacts

Mike Frank

Investor Relations

ir@brileyfin.com

(212) 409-2424

Jo Anne McCusker

Media Relations

press@brileyfin.com

(646) 885-5425

Source: B. Riley Financial

B. Riley Financial, Inc. |  www.brileyfin.com |  NASDAQ: RILY